Exhibit 4.1

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of January 26, 2009, by and between FBR Capital Markets Corporation, a Virginia corporation (together with any successor entity thereto, the “Company”), and Friedman, Billings, Ramsey Group, Inc., a Virginia corporation (“Group”).

This Agreement is made with respect to the 33,333,049 shares of the Company’s Common Stock held by FBR TRS Holdings, Inc., a subsidiary of Group (the “Group Shares”).

The parties hereby agree as follows:

1.	Definitions

As used in this Agreement, the following terms shall have the following meanings:

Agreement: As defined in the preamble.

Affiliate: As to any specified Person, (i) any Person directly or indirectly owning, controlling or holding, with power to vote, ten percent or more of the outstanding voting securities of such other Person, (ii) any Person ten percent or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with power to vote, by such other Person, (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person, (iv) any executive officer, director, trustee or general partner of such Person and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner. An indirect relationship shall include circumstances in which a Person’s spouse, children, parents, siblings or mother-, father-, sister- or brother-in-law is or has been associated with a Person.

Business Day: With respect to any act to be performed hereunder, each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York or other applicable places where such act is to occur are authorized or obligated by applicable law, regulation or executive order to close.

Commission: The Securities and Exchange Commission.

Common Stock: The common stock, par value $0.001 per share, of the Company.

Company: As defined in the preamble.

Controlling Person: As defined in Section 7(a) hereof.

Demand Registrations: As defined in Section 2(b) hereof.

End of Suspension Notice: As defined in Section 6(b) hereof.

Exchange Act: The Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission pursuant thereto.

Group: As defined in the preamble.

Group Indemnitee: As defined in Section 7(a) hereof.

Group Shares: As defined in the preamble. “Group Shares” shall also include any shares of capital stock of the Company issued or issuable, directly or indirectly, in exchange for or with respect to the Group Shares.

FINRA: Financial Industry Regulatory Authority

Holder: Group and each record owner, from time to time, of any of the Group Shares that is a subsidiary of Group (other than the Company and its subsidiaries).

Indemnified Party: As defined in Section 7(c) hereof.

Indemnifying Party: As defined in Section 7(c) hereof.

Liabilities: As defined in Section 7(a) hereof.

Person: An individual, partnership, corporation, trust, unincorporated organization, government or agency or political subdivision thereof, or any other legal entity.

proceeding: An action, claim, suit or proceeding (including without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or, to the knowledge of the Person subject thereto, threatened.

Prospectus: The prospectus included in any Registration Statement, including any preliminary prospectus, and all other amendments and supplements to any such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference, if any, in such prospectus.

Registration Expenses: Any and all expenses incident to the performance of or compliance with this Agreement, including, without limitation: (i) all Commission, securities exchange, FINRA registration, listing, inclusion and filing fees, (ii) all fees and expenses incurred in connection with compliance with international, federal or state securities or blue sky laws (including, without limitation, any registration, listing and filing fees and reasonable fees and disbursements of counsel in connection with blue sky qualification of any of the Group Shares and the preparation of a blue sky memorandum and compliance with the rules of FINRA), (iii) all expenses in preparing or assisting in preparing, word processing, duplicating, printing, delivering and distributing any Registration Statement, any Prospectus, any amendments or supplements thereto, any underwriting agreements, securities sales agreements, certificates and any other documents relating to the performance under and compliance with this Agreement, (iv) the fees and disbursements of counsel for the Company and of the independent public accountants of the Company (including, without limitation, the expenses of any special audit and “cold comfort” letters required by or incident to such performance), (v) reasonable fees and disbursements of Gibson, Dunn & Crutcher LLP, as counsel for Group, and (vi) any fees and disbursements customarily paid in issues and sales of securities (including the fees and expenses of any experts retained by the Company in connection with any Registration Statement); provided, however, that Registration Expenses shall exclude brokers’ or underwriters’ discounts and commissions, if any, relating to the sale or disposition of any of the Group Shares.

Registration Statement: Any registration statement of the Company that covers the sale of any of the Group Shares pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such registration statement.

Rule 145: Rule 145 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such rule.

Rule 158: Rule 158 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such rule.

Rule 415: Rule 415 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such rule.

Rule 424: Rule 424 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such rule.

Rule 429: Rule 429 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such rule.

Securities Act: The Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.

Short Form Shelf Registration Statement: As defined in Section 2(d) hereof.

Suspension Event: As defined in Section 6(b) hereof.

Suspension Notice: As defined in Section 6(b) hereof.

Underwritten Offering: A sale of securities of the Company to an underwriter or underwriters for reoffering to the public.

2.	Demand Registration Rights

(a) Requests for Registration. If (i) a Short Form Shelf Registration Statement filed pursuant to Section 2(d) has not been declared effective within 180 days after Group’s written request under Section 2(d), or (ii) the Company is ineligible to file a “shelf” registration statement on Form S-3 or any comparable or successor form or forms or any similar short form registration statement as contemplated pursuant to Section 2(d), Group shall have the rights specified in Section 2(b) below to request registration for disposition under the Securities Act in accordance with the intended method or methods of disposition stated in such request of all or any portion of the Group Shares on Form S-3 (or any successor short form of registration statement) whenever the Company is permitted to use Form S-3 (or any successor short form of registration statement) or, if the Company is not permitted to use Form S-3 (or any successor short form of registration statement), on Form S-1 (or any successor long form of registration statement). All registrations requested pursuant to this Section 2 are referred to herein as “Demand Registrations.” Each request for a Demand Registration shall be made by Group in writing and shall specify the approximate number of securities requested to be registered and the anticipated per share price range for such offering. As promptly as practicable following a written request by Group, the Company agrees to file with the Commission a Registration Statement in connection with the applicable Demand Registration. A Demand Registration may specify that the sale of Group Shares may be made pursuant to any method or combination of methods legally available (including, without limitation, an Underwritten Offering, a direct sale to purchasers or a sale through brokers or agents, which may include sales over the Internet) by the Holders of any and all of the Group Shares.

(b) Demand Registrations. Group shall be entitled to request an unlimited number of Demand Registrations; provided, however, that if the Company is not eligible to use Form S-3 (or any successor short form of registration statement) then Group shall be entitled to request two Demand Registrations on Form S-1 (or any successor long form of registration statement); provided, further, that the aggregate gross proceeds of the securities requested to be registered in any Demand Registration must equal at least $15 million or, if the aggregate gross proceeds attributable to the remaining Group Shares then held by a Holder is less than $15 million, such lesser amount. A registration shall not count as one of the permitted Demand Registrations hereunder unless at least 75% of the Group Shares to be included in such registration are sold.

(c) Underwriter Cut-Backs in Demand Registrations. If any Demand Registration involves an Underwritten Offering and the managing underwriters of the applicable Demand Registration advise the Company in writing that, in their opinion, the number of Group Shares and other permitted securities requested to be included in such offering exceeds the number that can be sold therein without adversely affecting the marketability of the offering, then the Company shall have the right to reduce the number of securities requested to be included in such Demand Registration in the following order of priority: first, securities requested to be included by holders of securities other than the Group Shares shall be reduced pro rata among all such holders who have requested that their securities be included in such Demand Registration on the basis of the number of securities requested to be included in such Demand Registration by each such holder; and second, the Group Shares.

(d) Shelf Registration. In the event Group makes a request in writing that the Company file a registration statement pursuant to this Section 2(d), the Company will use its reasonable best efforts to qualify for registration on, and will promptly file, a “shelf” registration statement on Form S-3 or any comparable or successor form or forms or any similar short form registration statement, providing for the registration, and the sale on a continuous or delayed basis, of the Group Shares pursuant to Rule 415 (a “Short Form Shelf Registration Statement”). In no event shall the Company be obligated to effect any shelf registration statement other than pursuant to a Short Form Shelf Registration Statement. Upon filing a Short Form Shelf

Registration Statement, the Company will, if applicable, use its reasonable best efforts to cause such Short Form Shelf Registration Statement to be declared effective as promptly as practicable, will keep such Short Form Shelf Registration Statement effective with the SEC at all times, will re-file any Short Form Shelf Registration Statement upon its expiration, and will cooperate in any shelf take-down by amending or supplementing the Prospectus related to such Short Form Shelf Registration Statement as may be reasonably requested by Group or as otherwise required, in each case until no Group Shares are held by any Holder.

(e) Restrictions on Registrations. The Company shall not be obligated to effect any Demand Registration while a Short Form Shelf Registration Statement is effective or within 90 days after the effective date of a previous Demand Registration or a previous registration in which a Holder was given piggy-back rights pursuant to Section 3 hereof and in which there was no reduction in the number of Group Shares requested to be included. If the Board of Directors of the Company in good faith determines that the filing or effectiveness of a registration statement in connection with any requested Demand Registration would require the Company to make a public disclosure of material non-public information, which disclosure (i) would be required to be made in any Registration Statement so that such Registration Statement would not be materially misleading, and (ii) would not be required to be made at such time but for the filing or effectiveness of the Registration Statement, and (A) would in the good faith judgment of the Board of Directors be reasonably likely to materially and adversely affect the Company or its business if made at such time, or (B) would reasonably be expected to interfere with the Company’s ability to effect a planned or proposed acquisition, divestiture, financing, reorganization, recapitalization or similar transaction, then the Company may delay the filing or effectiveness of such Registration Statement for a period of up to 180 days so long as circumstances giving rise to the Company’s right to delay continue to exist (it being agreed that the Company may not delay requested registrations pursuant to this clause (d) for more than an aggregate of 180 days during any 360 consecutive days).

(f) Selection of Underwriters. The Company shall have the right to select the investment banker(s) and manager(s) reasonably acceptable to Group to administer any offering under a Demand Registration; provided, that the parties hereto agree that Friedman, Billings, Ramsey & Co., Inc. shall be reasonably acceptable to Group. If an offering is underwritten, the right of Group to participate in such underwriting and the inclusion of the Group Shares in the underwriting will be conditioned upon (i) Group agreeing to enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting (including pursuant to the terms of any over-allotment or “green shoe” option requested by the managing underwriter(s)) and (ii) Group completing and executing all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.

(g) Revocation of Registration Request. Group may, at any time prior to the effective date of the registration statement relating to any requested registration under this Section 2, revoke such request, without liability to Group, by providing a written notice to the Company revoking such request, provided, however, that such requested registration shall count as one of the permitted Demand Registrations.

(h) Effectiveness of Registrations. Notwithstanding any other provision of this Agreement to the contrary, a registration pursuant to this Section 2 shall not be deemed to have been effected (and, therefore, the rights of Group shall be deemed not to have been exercised for purposes of this Section 2 and Registration Expenses shall be deemed not to have been incurred) (i) unless such registration has become effective (except if revoked by Group pursuant to Section 2(f) above), (ii) if, after such registration has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason other than a misrepresentation or an omission by Group and, as a result thereof, more than 25% of the Group Shares requested to be registered cannot be completely distributed in accordance with the plan of distribution set forth in the related registration statement or (iii) if the conditions to closing specified in any purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied or waived other than solely by reason of some act or omission by Group.

(i) Cooperation of the Company and Appropriate Officers. If the Company is required to effect an Underwritten Offering of the Group Shares under the Securities Act as provided in this Section 2, the Company shall, as reasonably requested by the underwriters in such Underwritten Offering, have appropriate officers of the Company (i) attend any “road shows” and analyst and investor presentations scheduled in connection with any such registration and (ii) use its reasonable best efforts to cooperate as reasonably requested by Group in the marketing of the Group Shares, and all reasonable out-of-pocket costs and expenses incurred by the Company or such officers in connection with such attendance or cooperation shall be paid by the Company.

(j) Limitation on Underwritten Offerings. Group hereby agrees that the Company shall not be required to undertake or participate in any Underwritten Offering of the Group Shares unless the aggregate gross proceeds attributable to the Group Shares to be included in such Underwritten Offering is expected to equal at least $15 million in the good faith estimate of the underwriters, or, if the aggregate gross proceeds attributable to the remaining Group Shares then held by a Holder is less than $15 million, such lesser amount.

3.	Piggyback Registrations

(a) Right to Piggyback. Whenever the Company proposes to register any of its securities (including any proposed registration of the Company’s securities by any third party) under the Securities Act (other than in connection with (i) registrations on Form S-4, S-8 or any successor or similar forms, (ii) a registration relating to a reorganization of the Company or other transaction under Rule 145 of the Securities Act, (iii) in connection with a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Group Shares or (iv) a registration in which the only securities being registered are common stock issuable upon conversion of debt securities that are also being registered) and the registration form to be used may be used for the registration of the Group Shares (a “Piggyback Registration”), the Company shall give prompt written notice (and in any event within three Business Days after its receipt of notice of any exercise of demand registration rights other than under this Agreement) to Group of its intention to effect such a registration and shall include in such registration all Group Shares with respect to which the Company has received written requests from Group for inclusion therein within 20 days after the receipt of the Company’s notice. The Company’s notice shall state the last day on which Group and the holders of any other securities that have similar piggyback rights may request inclusion in the registration.

(b) Priority and Underwriter Cut-backs in Piggyback Registrations. If a Piggyback Registration is part of an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that, in their opinion, the number of securities requested to be included in such registration exceeds the number which can be sold therein without adversely affecting the marketability of the offering, then the Company shall include in such registration (i) first, the securities the Company proposes to sell, and (ii) second, the securities requested to be included in such registration, including but not limited to the Group Shares, subject to reduction of the total number of such secondary securities pro rata among such holders on the basis of the number of securities requested to be included in such registration by all such holders in order to ensure that the total number of securities registered in such offering can be sold in an orderly manner within the price range specified for such offering. If a Piggyback Registration is part of an underwritten registration on behalf of a holder of the Company’s securities other than the Company or the Holders, and the managing underwriters advise the Company in writing that, in their opinion, the number of securities requested to be included in such registration exceeds the number which can be sold therein without adversely affecting the marketability of the offering, then the Company shall include in such registration (i) first, the securities such other holder of the Company’s securities proposes to sell, and (ii) second, the securities requested to be included in such registration, including but not limited to the Group Shares, subject to reduction of the total number of such secondary securities pro rata among such holders on the basis of the number of securities requested to be included in such registration by all such holders in order to ensure that the total number of securities registered in such offering can be sold in an orderly manner within the price range specified for such offering.

(c) Selection of Underwriters. The Company shall have the right to select the investment banker(s) and manager(s) to administer any offering that includes a Piggyback Registration.

(d) Other Registrations. If the Company has previously filed a registration statement for an Underwritten Offering with respect to the Group Shares pursuant to Section 2 or this Section 3, and if such previous registration has not been withdrawn or abandoned, then the Company shall not be obligated to file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Form S-8 or any successor form), whether on its own behalf or at the request of any holder or holders of such securities, until a period of at least 90 days has elapsed from the effective date of such previous registration.

4.	Registration Procedures

In connection with the obligations of the Company with respect to any registration pursuant to this Agreement, the Company shall use its reasonable best efforts to effect or cause to be effected the registration of the Group Shares under the Securities Act to permit the sale of such Group Shares by the Holder(s) in accordance with Group’s intended method or methods of distribution, and the Company shall:

(a) notify Group and its counsel, in writing, at least ten Business Days prior to filing a Registration Statement, of its intention to file a Registration Statement with the Commission and, at least five Business Days prior to filing, provide a copy of the Registration Statement to Group and its counsel for review and comment; prepare and file with the Commission, as specified in this Agreement, a Registration Statement(s), which Registration Statement(s) (x) shall comply as to form in all material respects with the requirements of the applicable form and include all financial statements required by the Commission to be filed therewith and (y) shall be reasonably acceptable to Group and its counsel; notify Group in writing, at least five Business Days prior to filing of any amendment or supplement to such Registration Statement and, at least three Business Days prior to filing, provide a copy of such amendment or supplement to Group and its counsel for review and comment; promptly (but in any event, not later than 24 hours) following receipt from the Commission, provide to Group and its counsel copies of any comments made by the staff of the Commission relating to such Registration Statement and of the Company’s responses thereto for review and comment; and use its reasonable best efforts to cause such Registration Statement to become effective as promptly as practicable after filing and to remain effective, subject to Section 6 hereof, until the earlier of (i) such time as all of the Group Shares covered thereby have been sold in accordance with the intended distribution of such Group Shares, (ii) there are no Group Shares outstanding or (iii) the second anniversary of the effective date of such Registration Statement (subject to extension as provided in Section 6(c) hereof);

(b) subject to Section 4(i) hereof, (i) prepare and file with the Commission such amendments and post-effective amendments to each such Registration Statement as may be necessary to keep such Registration Statement effective for the period described in Section 4(a) hereof; (ii) cause each Prospectus contained therein to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 or any similar rule that may be adopted under the Securities Act; and (iii) comply with the provisions of the Securities Act with respect to the disposition of all securities covered by each Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the selling Holders thereof;

(c) furnish to Group, without charge, as many copies of each Prospectus, including each preliminary Prospectus, and any amendment or supplement thereto and such other documents as Group may reasonably request, in order to facilitate the public sale or other disposition of the Group Shares; the Company consents to the use of such Prospectus, including each preliminary Prospectus, by Group in connection with the offering and sale of the Group Shares covered by any such Prospectus;

(d) use its reasonable best efforts to register or qualify, or obtain exemption from registration or qualification for, all of the Group Shares by the time the applicable Registration Statement is declared effective by the Commission under all applicable state securities or “blue sky” laws of such jurisdictions as Group shall reasonably request in writing, keep each such registration or qualification or exemption effective during the period such Registration Statement is required to be kept effective pursuant to Section 4(a) and do any and all other acts and things that may be reasonably necessary or advisable to enable Group to consummate the disposition in each such jurisdiction of the Group Shares; provided, however, that the Company shall not be required to (i) qualify generally to do business in any jurisdiction or to register as a broker or dealer in such jurisdiction where it would not otherwise be required to qualify but for this Section 4(d) and except as may be required by the Securities Act, (ii) subject itself to taxation in any such jurisdiction, or (iii) submit to the general service of process in any such jurisdiction;

(e) use its reasonable best efforts to cause the Group Shares covered by such Registration Statement to be registered and approved by such other governmental agencies or authorities as may be necessary to enable Group to consummate the disposition of such Group Shares;

(f) notify Group promptly (but in any event, not later than 24 hours) and, if requested by Group, confirm such advice in writing (i) when a Registration Statement has become effective and when any post-effective amendments and supplements thereto become effective, (ii) of the issuance by the Commission or any state securities authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, (iii) of any request by the Commission or any other federal, state or foreign governmental authority for amendments or supplements to a Registration Statement or related Prospectus or for additional information, (iv) of the happening of any event during the period a Registration Statement is effective as a result of which such Registration Statement or the related Prospectus or any document incorporated by reference therein contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (which information shall be accompanied by an instruction to suspend the use of the Prospectus until the requisite changes have been made) and (v) at the request of Group, promptly to furnish to Group a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the purchaser of such securities, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(g) make every reasonable effort to avoid the issuance of, or if issued, to obtain the withdrawal of, any order enjoining or suspending the use or effectiveness of a Registration Statement or suspending of the qualification (or exemption from qualification) of the Group Shares for sale in any jurisdiction, as promptly as practicable;

(h) upon request, furnish to Group, without charge, at least one conformed copy of each Registration Statement and any post-effective amendment or supplement thereto (without documents incorporated therein by reference or exhibits thereto, unless requested);

(i) except as provided in Section 6, upon the occurrence of any event contemplated by Section 4(f)(iv) hereof, promptly prepare a supplement or post-effective amendment to a Registration Statement or the related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Group Shares, such Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(j) if requested by the representative of the underwriters, if any, or by Group (i) promptly incorporate in a Prospectus supplement or post-effective amendment such information as the representative of the underwriters, if any, or Group indicates relates to them or that they reasonably request be included therein and (ii) make all required filings of such Prospectus supplement or such post-effective amendment as soon as practicable after the Company has received notification of the matters to be incorporated in such Prospectus supplement or post-effective amendment;

(k) in the case of an Underwritten Offering, furnish to Group and the underwriters a signed counterpart, addressed to Group and the underwriters, of: (i) an opinion of counsel for the Company, dated the date of each closing under the underwriting agreement, reasonably satisfactory to Group and the underwriters; and (ii) a “comfort” letter, dated the effective date of such Registration Statement and the date of each closing under the underwriting agreement, signed by the independent public accountants who have certified the Company’s financial statements included in such Registration Statement, covering substantially the same matters with respect to such Registration Statement (and the Prospectus included therein) and with respect to events subsequent to the date of such financial statements, as are customarily covered in accountants’ letters delivered to underwriters in underwritten public offerings of securities and such other financial matters as Group and the underwriters may reasonably request;

(l) enter into customary agreements (including in the case of an Underwritten Offering, an underwriting agreement in customary form) and take all other action in connection therewith in order to expedite or facilitate the distribution of the Group Shares included in such Registration Statement and, in the case of an Underwritten Offering, make representations and warranties to Group and to the underwriters in such form and scope as are customarily made by issuers to underwriters in Underwritten Offerings and confirm the same to the extent customary if and when requested;

(m) make available for inspection by representatives of Group and the representative of any underwriters participating in any disposition pursuant to a Registration Statement and any special counsel or accountants retained by Group or underwriters, all financial and other records, pertinent corporate documents and properties of the Company and cause the respective officers, directors and employees of the Company to supply all information reasonably requested by any such representatives, the representative of the underwriters, counsel thereto or accountants in connection with a Registration Statement; provided, however, that such records, documents or information that the Company determines, in good faith, to be confidential and notifies such representatives, representative of the underwriters, counsel thereto or accountants are confidential shall not be disclosed by the representatives, representative of the underwriters, counsel thereto or accountants unless (i) the disclosure of such records, documents or information is necessary to avoid or correct a misstatement or omission in a Registration Statement or Prospectus, (ii) the release of such records, documents or information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, or (iii) such records, documents or information have been generally made available to the public;

(n) prepare and file in a timely manner all documents and reports required by the Exchange Act and, to the extent the Company’s obligation to file such reports pursuant to Section 15(d) of the Exchange Act expires prior to the expiration of the effectiveness period of the Registration Statement as required by Section 4(a) hereof, the Company shall register the Group Shares under the Exchange Act and shall maintain such registration through the effectiveness period required by Section 4(a) hereof;

(o) (i) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, (ii) make generally available to its stockholders, as soon as reasonably practicable, earnings statements covering at least 12 months that satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 (or any similar rule promulgated under the Securities Act ) thereunder, but in no event later than 45 days after the end of each fiscal year of the Company and (iii) not file any Registration Statement or Prospectus or amendment or supplement to such Registration Statement or Prospectus to which Group shall have reasonably objected on the grounds that such Registration Statement or Prospectus or amendment or supplement does not comply in all material respects with the requirements of the Securities Act;

(p) provide and cause to be maintained a registrar and transfer agent for all of the Group Shares covered by any Registration Statement from and after a date not later than the effective date of such Registration Statement;

(q) in connection with any sale or transfer of the Group Shares pursuant to a Registration Statement, cooperate with Group and the representative of the underwriters, if any, to facilitate the timely preparation and delivery of certificates representing the Group Shares to be sold, which certificates shall not bear any transfer restrictive legends (other than as required by The Depository Trust Company or the Company’s Charter) and to enable such Group Shares to be in such denominations and registered in such names as the representative of the underwriters, if any, or Group may request at least two Business Days prior to any sale of the Group Shares;

(r) in connection with the initial filing of a Registration Statement and each amendment thereto with the Commission, prepare and, within one Business Day of such filing with the Commission, file with FINRA all forms and information required or requested by FINRA in order to obtain written confirmation from FINRA that FINRA does not object to the fairness and reasonableness of the underwriting terms and arrangements (or any deemed underwriting terms and arrangements) relating to the resale of the Group Shares pursuant to the Registration Statement, including, without limitation, information provided to FINRA through its COBRADesk system;

(s) in connection with the initial filing of a Registration Statement and each amendment thereto with the Commission, provide to Group and its representatives, the opportunity to conduct due diligence, including, without limitation, an inquiry of the Company’s financial and other records, and make available members of its management for questions regarding information which Group may request in order to fulfill any due diligence obligation on its part; and

The Company may require Group to furnish to the Company such information regarding the proposed distribution of the Group Shares as the Company may from time to time reasonably request in writing or as shall be required to effect the registration of the Group Shares, and no

Holder shall be entitled to be named as a selling stockholder in any Registration Statement and no Holder shall be entitled to use the Prospectus forming a part thereof if Group does not provide such information to the Company. Group further agrees to furnish promptly to the Company in writing all information required from time to time to make the information previously furnished by Group not misleading.

Group agrees that, upon receipt of any written notice from the Company of the happening of any event of the kind described in Section 4(f)(iii) or 5(f)(iv) hereof, Group will immediately discontinue disposition of the Group Shares pursuant to a Registration Statement until Group’s receipt of the copies of the supplemented or amended Prospectus. If so directed by the Company, Group will deliver to the Company (at the expense of the Company) all copies in its possession, other than permanent file copies then in Group’s possession, of the Prospectus covering such Group Shares current at the time of receipt of such notice.

5.	Registration Expenses

Unless otherwise set forth in this Agreement, the Company shall pay the first $75,000 of Registration Expenses incurred in connection with the registration of any or all of the Group Shares pursuant to this Agreement, and Group shall pay all Registration Expenses thereafter.

6.	Black-Out Period

(a) Subject to the provisions of this Section 6 and a good faith determination by a majority of the independent members of the Board of Directors of the Company that it is in the best interests of the Company to suspend the use of the Registration Statement, following the effectiveness of a Registration Statement (and the filings with any international, federal or state securities commissions), the Company, by written notice to Group, may direct Group to suspend sales of the Group Shares pursuant to a Registration Statement for such times as the Company reasonably may determine is necessary and advisable (but in no event for more than an aggregate of 90 days in any consecutive 12-month period commencing on the date of this Agreement or more than 45 days in any consecutive 90-day period), if any of the following events shall occur: (i) the majority of the independent members of the Board of Directors of the Company shall have determined in good faith that (A) the offer or sale of any Group Shares would materially impede, delay or interfere with any proposed material financing, offer or sale of securities, acquisition, corporate reorganization or other material transaction involving the Company, (B) after the advice of counsel, the sale of Group Shares pursuant to the Registration Statement would require disclosure of non-public material information not otherwise required to be disclosed under applicable law, and (C) (x) the Company has a bona fide business purpose for preserving the confidentiality of such transaction, (y) disclosure would have a material adverse effect on the Company or the Company’s ability to consummate such transaction, or (z) renders the Company unable to comply with Commission requirements, in each case under circumstances that would make it impractical or inadvisable to cause the Registration Statement (or such filings) to become effective or to promptly amend or supplement the Registration Statement on a post-effective basis, as applicable; or (ii) the majority of the independent members of the Board of Directors of the Company shall have determined in good faith, after the advice of counsel, that it is required by law, rule or regulation or that it is in the best interests of the Company to supplement the Registration Statement or file a post-effective amendment to the Registration Statement in order to incorporate information into the Registration Statement for the purpose of (1) including in the Registration Statement any prospectus required under Section 10(a)(3) of the Securities Act; (2) reflecting in the prospectus included in the Registration Statement any facts or events arising after the effective date of the Registration Statement (or of the most-recent post-effective amendment) that, individually or in the aggregate, represents a fundamental change in the information set forth therein; or (3) including in the prospectus included in the Registration Statement any material information with respect to the plan of distribution not disclosed in the Registration Statement or any material change to such information. Upon the occurrence of any such suspension, the Company shall use its best efforts to cause the Registration Statement to become effective or to promptly amend or supplement the Registration Statement on a post-effective basis or to take such action as is necessary to make resumed use of the Registration Statement compatible with the Company’s best interests, as applicable, so as to permit Group to resume sales of the Group Shares as soon as possible.

(b) In the case of an event that causes the Company to suspend the use of a Registration Statement pursuant to Section 6(a) (a “Suspension Event”), the Company shall give written notice (a “Suspension Notice”) to Group to suspend sales of the Group Shares and such notice shall state generally the basis for the notice and that such suspension shall continue only for so long as the Suspension Event or its effect is continuing and the Company is using its best efforts and taking all reasonable steps to terminate suspension of the use of the Registration Statement as promptly as possible. Group shall not effect any sales of the Group Shares pursuant to such Registration Statement (or such filings) at any time after it has received a Suspension Notice from the Company and prior to receipt of an End of Suspension Notice (as defined below). If so directed by the Company, Group will deliver to the Company (at the expense of the Company) all copies other than permanent file copies then in Group’s possession of the Prospectus covering the Group Shares at the time of receipt of the Suspension Notice. Group may recommence effecting sales of the Group Shares pursuant to the Registration Statement (or such filings) following further written notice to such effect (an “End of Suspension Notice”) from the Company, which End of Suspension Notice shall be given by the Company to Group in the manner described above promptly following the conclusion of any Suspension Event and its effect.

(c) Notwithstanding any provision herein to the contrary, if the Company shall give a Suspension Notice pursuant to this Section 6, the Company agrees that it shall extend the period of time during which the applicable Registration Statement shall be maintained effective pursuant to this Agreement by the number of days during the period from the date of receipt by Group of the Suspension Notice to and including the date of receipt by Group of the End of Suspension Notice and copies of the supplemented or amended Prospectus necessary to resume sales.

7.	Indemnification and Contribution

(a) The Company agrees to indemnify and hold harmless (i) Group and any underwriter (as determined in the Securities Act), (ii) each Person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act), any such Person described in clause (i) (any of the Persons referred to in this clause (ii) being hereinafter referred to as a “Controlling Person”), and (iii) the respective officers, directors, partners, members employees, representatives and agents of any such Person or any Controlling Person (any Person referred to in clause (i), (ii) or (iii) may hereinafter be referred to as a “Group Indemnitee”), to the fullest extent lawful, from and against any and all losses, claims, damages, judgments, actions, out-of-pocket expenses, and other liabilities (the “Liabilities”), including without limitation and as incurred, reimbursement of all reasonable costs of investigating, preparing, pursuing or defending any claim or action, or any investigation or proceeding by any governmental agency or body, commenced or threatened, including the reasonable fees and expenses of counsel to any Group Indemnitee, joint or several, directly or indirectly related to, based upon, arising out of or in connection with any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus (as amended or supplemented if the Company shall have furnished to such Group Indemnitee any amendments or supplements thereto), or any preliminary Prospectus or any other document used to sell the Group Shares, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as such Liabilities arise out of or are based upon (i) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information relating to any Group Indemnitee furnished to the Company or any underwriter in writing by such Group Indemnitee expressly for use therein, or (ii) any untrue statement contained in or omission from a preliminary Prospectus if a copy of the Prospectus (as then amended or supplemented, if the Company shall have furnished to or on behalf of Group any amendments or supplements thereto) was not sent or given by or on behalf of Group to the Person asserting any such Liabilities who purchased any Group Shares, if such Prospectus (or Prospectus as amended or supplemented) is required by law to be sent or given at or prior to the written confirmation of the sale of such Group Shares to such Person and the untrue statement contained in or omission from such preliminary Prospectus was corrected in the Prospectus (or the Prospectus as amended or supplemented). The Company shall notify Group promptly of the institution, threat or assertion of any claim, proceeding (including any governmental investigation), or litigation of which it shall have become aware in connection with the matters addressed by this Agreement which involves the Company or a Group Indemnitee. The indemnity provided for herein shall remain in full force and effect regardless of any investigation made by or on behalf of any Group Indemnitee.

(b) In connection with any Registration Statement in which a Holder is participating, Group agrees to indemnify and hold harmless the Company, each Person who controls the Company within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act and the respective partners, directors, officers, members, representatives, employees and agents of such Person or Controlling Person to the same extent as the foregoing indemnity from the Company to each Group Indemnitee, but only with reference to untrue statements or omissions or alleged untrue statements or omissions made in reliance upon and in strict conformity with information relating to such Group Indemnitee furnished to the Company in writing by such Group Indemnitee expressly for use in any Registration Statement or Prospectus, any amendment or supplement thereto or any preliminary Prospectus. The liability of any Group Indemnitee pursuant to this paragraph shall in no event exceed the net proceeds received by such Group Indemnitee from sales of the Group Shares giving rise to such obligations.

(c) If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any Person in respect of which indemnity may be sought pursuant to paragraph (a) or (b) above, such Person (the “Indemnified Party”), shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”), in writing of the commencement thereof (but the failure to so notify an Indemnifying Party shall not relieve it from any liability which it may have under this Section 7, except to the extent the Indemnifying Party is materially prejudiced by the failure to give notice), and the Indemnifying Party, upon request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and any others the Indemnifying Party may reasonably designate in such proceeding and shall pay the reasonable fees and expenses actually incurred by such counsel related to such proceeding. Notwithstanding the foregoing, in any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party, unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed in writing to the contrary, (ii) the Indemnifying Party failed within a reasonable time after notice of commencement of the action to assume the defense and employ counsel reasonably satisfactory to the Indemnified Party, (iii) the Indemnifying Party and its counsel do not actively and vigorously pursue the defense of such action or (iv) the named parties to any such action (including any impleaded parties), include both such Indemnified Party and the Indemnifying Party, or any Affiliate of the Indemnifying Party, and such Indemnified Party shall have been reasonably advised by counsel that, either (x) there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party or such Affiliate of the Indemnifying Party or (y) a conflict may exist between such Indemnified Party and the Indemnifying Party or such Affiliate of the Indemnifying Party (in which case the Indemnifying Party shall not have the right to assume nor direct the defense of such action on behalf of such Indemnified Party, it being understood, however, that the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel), for all such Indemnified Parties, which firm shall be designated in writing by those Indemnified Parties who sold a majority of the Group Shares sold by all such Indemnified Parties and any such separate firm for the Company, the directors, the officers and such control Persons of the Company as shall be designated in writing by the Company). The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent or if there is a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify any Indemnified Party from and against any loss or liability by reason of such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding.

(d) If the indemnification provided for in paragraphs (a) and (b) of this Section 7 is for any reason held to be unavailable to an Indemnified Party in respect of any Liabilities referred to therein (other than by reason of the exceptions provided therein) or is insufficient to hold harmless a party indemnified thereunder, then each Indemnifying Party under such paragraphs, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities (i) in such proportion as is appropriate to reflect the relative benefits of the Indemnified Party on the one hand and the Indemnifying Party(ies) on the other in connection with the statements or omissions that resulted in such Liabilities, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Indemnifying Party(ies) and the Indemnified Party, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and any Group Indemnitees on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by such Group Indemnitees and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) The parties agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if such Indemnified Parties were treated as one entity for such purpose), or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph 7(d) above. The amount paid or payable by an Indemnified Party as a result of any Liabilities referred to paragraph 7(d) shall be deemed to include, subject to the limitations set forth above, any reasonable legal or other expenses actually incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 7, in no event shall a Group Indemnitee be required to contribute any amount in excess of the amount by which proceeds received by such Group Indemnitee from sales of the Group Shares exceeds the amount of any damages that such Group Indemnitee has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. For purposes of this Section 7, each Person, if any, who controls (within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act) Group shall have the same rights to contribution as Group, as the case may be, and each Person, if any, who controls (within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act) the Company, and each officer, director, partner, employee, representative, agent or manager of the Company shall have the same rights to contribution as the Company. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties, notify each party or parties from whom contribution may be sought, but the omission to so notify such party or parties shall not relieve the party or parties from whom contribution may be sought from any obligation it or they may have under this Section 7 or otherwise, except to the extent that any party is materially prejudiced by the failure to give notice. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act), shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(f) The indemnity and contribution agreements contained in this Section 7 will be in addition to any liability which the Indemnifying Parties may otherwise have to the Indemnified Parties referred to above. The Group Indemnitee’s obligations to contribute pursuant to this Section 7 are several in proportion to the respective number of Group Shares sold by each of the Group Indemnitees hereunder and not joint.

8.	Limitations on Subsequent Registration Rights

From and after the date of this Agreement, the Company shall not, without the prior written consent of Group, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any Registration Statement filed pursuant to the terms hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of Group Shares of the Holders that are included, or (b) to have his securities registered on a registration statement that could be declared effective prior to, or within 180 days of, the effective date of any Registration Statement filed pursuant to this Agreement.

9.	Miscellaneous

(a) Remedies. In the event of a breach by the Company of any of its obligations under this Agreement, in addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. Subject to Section 7, the Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of any of the provisions of this Agreement and hereby further agree that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

(b) Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to or departures from the provisions hereof may not be given, without the written consent of the Company and Group.

(c) Notices. All notices and other communications, provided for or permitted hereunder shall be made in writing by delivered by facsimile (with receipt confirmed), overnight courier or registered or certified mail, return receipt requested, or by telegram if to the Company at the offices of the Company at:

1001 Nineteenth Street, North

Arlington, Virginia 22209

Attention: General Counsel

facsimile: 703-469-1140;

with a copy to:

Hunton & Williams LLP

951 East Byrd Street

Richmond, Virginia 23219

Attention: Daniel M. LeBey, Esq.

facsimile: 804-343-4541;

if to Group at the offices of Group at:

1001 Nineteenth Street, North

Arlington, Virginia 22209

Attention: Rock Tonkel

facsimile: 703-312-9698;

with a copy to:

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue, NW Suite 300

Washington, DC 20036

Attention: Howard B. Adler, Esq.

facsimile: 202-530-9526;

(d) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto, including, without limitation and without the need for an express assignment or assumption, subsequent Holders. The Company agrees that the Holders shall be third party beneficiaries to the agreements made hereunder by Group and the Company, and each Holder shall have the right to enforce such agreements directly to the extent it deems such enforcement necessary or advisable to protect its rights hereunder; provided, however, that Group and such Holder fulfills all of their obligations hereunder.

(e) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(f) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(g) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY STATE COURT IN THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING IN NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY

WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(h) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties hereto that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(i) Entire Agreement. This Agreement is intended by the parties hereto as a final expression of their agreement, and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.

(j) Adjustment for Stock Splits, etc. Wherever in this Agreement there is a reference to a specific number of shares or liquidated damages payable with respect to any of the Group Shares, then upon the occurrence of any subdivision, combination, or stock dividend of such shares, the specific number of shares or amount of liquidated damages payable with respect to any of the Group Shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock by such subdivision, combination, or stock dividend.

(k) Survival. The indemnification and contribution obligations under Section 7 of this Agreement shall survive any termination of the Company’s obligations under Sections 2, 3 and 4 of this Agreement.

(l) Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the prevailing party, as determined by the court, shall be entitled to recover its reasonable attorneys’ fees in addition to any other available remedy.

(m) Waiver of Jury Trial. Each of the parties hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or in connection with this agreement and the transactions contemplated hereby.

(o) Termination. This Agreement and the Company’s obligations hereunder, other than the obligations of the parties under Section 7 of this Agreement, shall terminate on the earlier to occur of (i) the date upon which all shares then held by the Holders may be resold under Rule 144 without restriction, and (ii) the date on which the Holders no longer own any of the Group Shares.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FBR CAPITAL MARKETS CORPORATION

By:	/s/ Richard J. Hendrix
Name:	Richard J. Hendrix
Title:	President and Chief Executive Officer

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

By:	/s/ Kurt Harrington
Name:	Kurt Harrington
Title:	Chief Financial Officer

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